         SCHEDULE OF SIGNATORIES TO EXHIBIT 9.2 ATTACHED AS APPENDIX C to this information statement/prospectus.

                                                          NUMBER OF SHARES OF REZ
            NAMES OF STOCKHOLDERS                            COMMON STOCK HELD
            ---------------------                         -----------------------
1.   C. Joseph Atteridge and Sheri L. Atteridge                   580,603
     as Tenants-in-Common

2.   W. Thomas Castleberry and Jean A. Castleberry                688,683
     as Co-Trustees of the JTC Revocable Trust

3.   Morgan Stanley Venture Investors, L.P.; by                   422,344
     Morgan Stanley Venture Partners II, L.P., its
     General Partner; by Morgan Stanley Venture
     Capital II, Inc., Managing General Partner;
     by R.J. Loarie, Vice President

4.   Morgan Stanley Venture Capital Fund II, C.V.;                405,422
     by Morgan Stanley Venture Partners II, L.P., its
     Investment General Partner; by Morgan Stanley
     Venture Capital II, Inc., Managing General
     Partner; by R.J. Loarie, Vice President

5.   Morgan Stanley Venture Capital Fund II, L.P.;              1,627,303
     by Morgan Stanley Venture Partners II, L.P.,
     its General Partner; by Morgan Stanley Venture
     Capital II, Inc., Managing General Partner; By
     R.J. Loarie, Vice President

6.   Rockwell A. Schnabel                                         668,110

7.   Vernon L. Snider                                             203,553

8.   Trident Capital Partners Fund I, L.P.; by                  1,399,762
     Rockwell A. Schnabel

9.   Trident Capital Partners Fund I, C.V.; by                    276,900
     Rockwell A. Schnabel

10.  Trident Capital Partners Rezsolutions Fund, L.P.;            468,262
     by Rockwell A. Schnabel